Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Pluri Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, par value $0.00001 per share	(1)	Other	80,000	$4.62	$369,600.00	0.0001531	$56.59

Total Offering Amounts:						$369,600.00		56.59
Total Fee Offsets:								0.00
Net Fee Due:								$0.00

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall be deemed to cover an indeterminate number of additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The proposed maximum offering price per share is estimated in accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, based on $4.62, the average of the high and low sales prices of the Common Shares on the Nasdaq Capital Market on September 11, 2025.

The proposed maximum aggregate offering price represents Common Shares issuable upon stock options or other awards to be granted pursuant to the Pluri Inc. Amended 2016 Equity Compensation Plan.